EXHIBIT 99.1

Industrial Services of America, Inc. Announces New Credit Facility with Fifth Third Bank

LOUISVILLE, KY. (July 30, 2010) -- Industrial Services of America, Inc. (NASDAQ: IDSA), a company that buys, processes and markets ferrous and non-ferrous metals and other recyclable commodities for domestic users and export markets and offers programs and equipment to help businesses manage wastes announced that it has secured a new credit facility with Fifth Third Bank in the amount of $48.8 million with a three-year term.  The company will use the new credit facility to refinance existing indebtedness for working capital and increase its borrowing capacity by $20 million.  Borrowings under the new credit facility will bear interest at a LIBOR-based rate per annum, plus an applicable percentage of 2.5 percent.  Harry Kletter, the 83 year old founder and Chairman of the Board commented, "This new credit facility enables ISA to continue to grow with the ability to use the line of credit as needed."

Mr. Kletter also stated that "I am very pleased with the direction of the Company.  The present management is the best that ISA has ever had.  Brian Donaghy has been very successful as President and was extremely instrumental in the growth of the Company during the past two years.  I have complete confidence in his abilities to lead ISA."

ISA's 2010 SEC filings are available for review at the Securities and Exchange Commission web site at http://www.sec.gov/edgar/searchedgar/companysearch.html.

About ISA

Headquartered in Louisville, Kentucky, Industrial Services of America, Inc., is a publicly traded company whose core business is buying, processing and marketing scrap metals and recyclable materials for domestic users and export markets.  Additionally, ISA offers commercial, industrial and business customers a variety of programs and equipment to efficiently manage waste. More information about ISA is available at www.isa-inc.com.

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results.  Specific risks include fluctuations in the price of recycled materials, varying demand for waste managing systems, equipment and services, competitive pressures in the waste managing systems and equipment, competitive pressures in the waste managing business, and loss of customers. Further information on factors that could affect ISA's results is detailed in ISA's filings with the Securities and Exchange Commission. ISA undertakes no obligation to publicly release the results of any revisions to the forward-looking statements.

Contact Information: Industrial Services of America, Inc., Louisville Harry Kletter or Alan Schroering, 502-366-3452 hklet@isa-inc.com or aschroering@isa-inc.com http://www.isa-inc.com/

Key words: recycling, scrap, ferrous, non-ferrous materials, waste management, international markets, global markets.